Immediately                                                                              Linda Kyriakou – 212-986-5500

Sequa Adopts SFAS No. 142; Change in Accounting for Goodwill Creates

Non-cash Charge of $115 Million

New York, November 5 – Sequa Corporation (SQAA; NYSE) has completed the transitional impairment review of goodwill required by Statement of Financial Accounting Standards

No. 142 and will record a non-cash charge of $114.8 million in net results for the nine months ended September 30, 2002.

The charge relates to the propulsion segment ($101.8 million for missile/space propulsion and $3.1 million for automotive inflator products) and to two businesses in the other products segment ($9.1 million for MEGTEC Systems and $0.8 million for After Six).  The effect of the charge will be to reduce net results by $11.03 per share for the nine months of 2002.

The company expects to report results for the third quarter and nine months during the week of November 11.

            Sequa Corporation is a diversified manufacturer whose principal interests are in the fields of aerospace, propulsion, metal coating, specialty chemicals, can machinery, industrial equipment, automotive products, and men’s formalwear.  The company’s operating units are Chromalloy Gas Turbine, Atlantic Research (ARC), Precoat Metals, Warwick International, MEGTEC Systems, Sequa Can Machinery, Casco Products, and After Six.  For more information, please go to www.sequa.com.

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Note: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, political, currency, and regulatory, competitive and technological factors.  For additional information, see the comments included in Sequa=s filings with the Securities and Exchange Commission.

11/5/02